MONARCH FUNDS
                          MULTICLASS (RULE 18F-3) PLAN

             May 12, 1995, as Amended July 1, 2000 and June 27, 2001



         This Plan is adopted by Monarch Funds (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") in order to document the separate arrangements and expense allocations of each class of shares of beneficial interest (the "Classes") of each of the investment portfolios of the Trust (the "Funds") and the related exchange privileges.

         SECTION 1.  CLASS DESIGNATIONS

         The types of Classes of the Funds are: "Preferred Shares," "Universal Shares," "Institutional Shares," "Investor Shares," and "Service Shares." Each Class has a different arrangement for shareholder services or distribution or both, as follows:

         (a)      PREFERRED  SHARES.  Are  offered  with  no  sales  charges  or
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distribution  expenses.  The  investment  minimum  is  $10,000,000,  subject  to reduction by Forum Financial Services, Inc. ("Forum"), the Trust's manager.

         (b)      UNIVERSAL  SHARES.  Are  offered  with  no  sales  charges  or
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distribution  expenses.  The  investment  minimum  is  $1,000,000,   subject  to
reduction by Forum.

         (c)      INSTITUTIONAL  SHARES.  Are  offered  solely  through   banks,
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trust companies and certain other financial  institutions  and their  affiliates and correspondents with no sales charges or distribution expenses but subject to a shareholder services plan. The investment minimum for all purchases through a single financial institution is $100,000, subject to reduction by Forum, and the investment minimum for accounts held directly by the transfer agent is $50,000.

         (d)      INVESTOR  SHARES.  Are  offered  with  no  sales  charges  but
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subject  to a  shareholder  services  plan and a  distribution  plan  adopted in accordance with Rule 12b-1 under the Act. The investment minimum is $5,000.

         (e)      SERVICE  SHARES.  Are  offered   with  no  sales  charges  but
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subject  to a  shareholder  services  plan and a  distribution  plan  adopted in accordance with Rule 12b-1 under the Act. The investment minimum is $1,000.

         SECTION 2.  VOTING

         Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class' arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.


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         SECTION 3. EXPENSES

         (a)      DISTRIBUTION  EXPENSES.  All expenses incurred under a Class's
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distribution  plan adopted in accordance  with Rule 12b-1 under the Act shall be allocated to that Class.

         (b)      SHAREHOLDER  SERVICE EXPENSES.  All  expenses incurred under a
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Class's shareholder service plan shall be allocated to that Class.

         (c)      OTHER CLASS EXPENSES.  The  following   expenses,  which   are
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incurred by Classes in different amounts or reflect differences in the amount or kind of services that different Classes receive (collectively with expenses under Sections 3(a) and 3(b) "Class Expenses"), shall be allocated to the Class that incurred the expenses to the extent practicable:

         (i)     Administration and transfer agent fees and expenses;
         (ii)    Litigation, legal and audit fees;
         (iii)   State and foreign securities registration fees;
         (iv)    Shareholder report expenses;
         (v)     Trustee fees and expenses;
         (vi) Preparation, printing and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;
         (vii)   Expenses  incurred in connection with shareholder meetings; and
         (viii) Subject to approval by the Trustees, such other fees and expenses as Forum, pursuant to Rule 18f-3, deems to be allocable to specified Classes.

         (d)      CLASS EXPENSE ALLOCATIONS. Class  Expenses  are  to  be  borne
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solely  by the  Class to which  they  relate.  Item (i) of  Section  3(c) in its entirety is incurred by the Funds on a Class by Class basis and, accordingly, is wholly allocated to specific Classes. All fees of a Fund's investment adviser and custodian [and manager] and all portfolio based fees of a Fund's fund accountant are incurred by a Fund and not the individual Classes of the Fund. All other items in Section 3(c) are allocated to a specific Class to the extent they are attributable to the Classes in different amounts.

         SECTION 4.  OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

         (a)      EXPENSES  APPLICABLE  TO MORE THAN ONE FUND.  Expenses  (other
                  -------------------------------------------
than Class Expenses) incurred by the Trust on behalf of a Fund shall be allocated to that Fund and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Fund shall be allocated among the Funds that incurred the expenses based on the net asset values of the Funds in relation to the net asset value of all Funds to which the expense relates.

         (b)      OTHER  ALLOCATIONS.  Income,  realized  and unrealized capital
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gains and losses and expenses other than Class Expenses  related to a Fund shall be allocated to each class of the Fund based on the net asset value of the Class (excluding the value of subscriptions receivable) in relation to the net asset value of the Fund.


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         (c)      WAIVERS AND REIMBURSEMENTS.  Nothing  in  this  Plan  shall be
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construed  as limiting the ability of any person to waive any fee paid by a Fund or Class to that person or to reimburse any or all expenses of a Fund or Class; provided, however, that no waiver or reimbursement shall be made such that the waiver or reimbursement is, in effect, a DE FACTO modification of the fees provided for in the Fund's various service agreements.

         SECTION 5.  EXCHANGES

         Shareholders of a Class may exchange their shares for shares of the same Class of any other Fund in accordance with Section 11(a) of the Act, the rules thereunder and the requirements of the applicable prospectuses.

         SECTION 6.  AMENDMENTS AND BOARD REVIEW

         (a)      NON-MATERIAL AMENDMENTS.  Non-material amendments to this Plan
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may be made at any time by Forum.

         (b)      MATERIAL  AMENDMENTS.  Material  amendments to  this  Plan may
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only be made by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust as defined by the Act, upon a finding that the amendment is in the best interests of the Classes affected by the amendment and of the Fund and the Trust. Prior to any material amendment to this Plan, the Board of Trustees (the "Board") shall request such information as may be reasonably necessary to evaluate the Plan as proposed to be amended.

         (c)      BOARD REVIEW.  The  Board,  including  a   majority  of  those
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trustees  who are not  interested  persons  of the Trust as  defined in the Act, shall review  periodically (i) this Plan for its continuing  appropriateness and
(ii) any fee waivers and expense reimbursements to determine that the Funds are in compliance with Section 4(c).


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